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                                                                   EXHIBIT 23.1

TANNER + CO.
Certified Public Accountants
675 East 500 South, Suite 640
Salt Lake City, Utah 84102



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, and in the Prospectus constituting a part thereof, of our report dated August 1, 1996, relating to the financial statements of Commodore Separation Technologies, Inc. (the "Company") for the year ended June 30, 1996, which appears on page F-1A of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and to the reference of our firm under the caption "Experts" in the Prospectus.



/s/ Tanner + Co.
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Tanner + Co.


Salt Lake City, Utah
December 5, 1997